EXHIBIT 99.1

News
For Immediate Release March 26, 2004	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. EXPECTS FIRST QUARTER EARNINGS
PER SHARE TO BE IN THE RANGE OF $0.58 TO $0.63, INCLUDING
RESTRUCTURING CHARGES OF $0.02
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Company Remains Optimistic that Full Year Earnings per Share
Will be Between $2.90 and $3.00, Excluding Restructuring Charges
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NEW YORK, March 26--Minerals Technologies Inc. (NYSE: MTX) announced today that it expects its first quarter earnings per share to be between $0.58 and $0.63, including restructuring charges of $0.02 from the program announced late last year. The First Call average is $0.68.

        "We indicated in our fourth quarter 2003 earnings conference call in January that, although we expected good growth for the full year, we anticipated the first quarter would be particularly weak," said Paul R. Saueracker, chairman, president and chief executive officer. "A number of factors contributed to that weakness: a sluggish paper industry, including continued paper mill shutdowns; the effect of our agreement with International Paper Company, which became effective in the second quarter of 2003; and, the cyclical nature of equipment installations in the refractories segment. In addition, in the first quarter we increased research and development spending, as we had announced. Despite the weak first quarter, we remain optimistic that Minerals Technologies is on track to earn between $2.90 and $3.00 per share for the full year 2004."

        MTI is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com